As Filed with the Securities and Exchange Commission June 17, 1994
					       Registration No. 33-

		      SECURITIES AND EXCHANGE COMMISSION
			   Washington, D.C.  20549

				    FORM S-3
			 REGISTRATION STATEMENT UNDER
			  THE SECURITIES ACT OF 1933

			     SEALED AIR CORPORATION
	       (Exact Name of Issuer as Specified in its Charter)

State or Other Jurisdiction of Incorporation or Organization: Delaware I.R.S. Employer Identification Number: 22-1682767
Address and Telephone Number of Principal Executive Offices: Park 80 East,
	     Saddle Brook, New Jersey 07662-5291, (201) 791-7600

			   ROBERT M. GRACE, JR., ESQ.
			  General Counsel and Secretary
			    SEALED AIR CORPORATION
	       Park 80 East,  Saddle Brook, New Jersey 07662-5291
		    (Name and Address of Agent for Service)

   Telephone Number, Including Area Code, of Agent for Service: 201-791-7600

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

			  CALCULATION OF REGISTRATION FEE

Title of each  Amount to be  Proposed maximum Proposed maximum  Amount of
class of       registered    offering price   aggregate         registration
securities to                per unit         offering price    fee
be registered

Common Stock-  45,678        $28.875*          $1,318,952        $454.81
par value      shares
$0.01 per
share

*Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and based on the average of the high and low sale prices of the Registrant's Common Stock as reported in the New York Stock Exchange consolidated reporting system on June 14, 1994.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A)
OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

		     SUBJECT TO COMPLETION, JUNE 17, 1994

				 Prospectus

			       45,678 SHARES

			   SEALED AIR CORPORATION

				COMMON STOCK
			 (PAR VALUE $0.01 PER SHARE)


	  This Prospectus relates to 45,678 outstanding shares (the "Shares") of of Common Stock, par value $0.01 per share (the "Common Stock"), of Sealed Air Corporation, a Delaware corporation ("Sealed Air"), that are being sold for the account of certain stockholders (collectively, the "Selling Stockholders") of Sealed Air. Under certain circumstances, Instapak France S.A., a wholly-owned subsidiary of Sealed Air, may receive a portion of the proceeds of the sale of the Shares. See "Plan of Distribution" for a brief description of such circumstances and of the plan of distribution of the Shares.

	  The Common Stock is traded on the New York Stock Exchange. The last reported sale price of Sealed Air Common Stock on the New York Stock Exchange-Composite Transaction Index on June __, 1994 was $__.__ per share.

	  Neither delivery of this Prospectus nor any disposition or acquisition of Common Stock made pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or incorporated by reference herein since the date of this Prospectus or since the dates as of which information is set forth herein or incorporated by reference herein. No person is authorized to give any information or to make any representations other than as contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by Sealed Air. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of the Common Stock in any state to any person to whom it is unlawful to make such offer or solicitation in such state.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	      The date of this Prospectus is June __, 1994.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities of any such state.

		    STATEMENT OF AVAILABLE INFORMATION

	  Sealed Air is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by Sealed Air can be inspected and copied at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at regional public reference facilities maintained by the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Certain of such materials are also available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). Copies of such material can be obtained from the Public Reference Section of the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Sealed Air's reports, proxy statements and other information concerning Sealed Air can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

	  Sealed Air has filed with the SEC a Registration Statement (together with all amendments and exhibits thereto, "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

	     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	  The following documents filed by Sealed Air (File No. 1-7834) with the SEC are incorporated by reference into this Prospectus:

	  (a) Sealed Air's Annual Report on Form 10-K for the year ended December 31, 1993, which incorporates by reference audited consolidated financial statements of Sealed Air for the three years ended December 31, 1993 that appear in Sealed Air's 1993 Annual Report to Stockholders;

	  (b) Sealed Air's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; and

	  (c) the description of Sealed Air's capital stock which is contained in Item 1 of Sealed Air's Registration Statement on Form 8-A dated May 1, 1979.

All documents filed by Sealed Air with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document.

	  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

	  COPIES OF THE ABOVE DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) MAY BE OBTAINED UPON ORAL OR WRITTEN REQUEST WITHOUT CHARGE FROM THE SECRETARY, SEALED AIR CORPORATION, PARK 80 EAST, SADDLE BROOK, NEW JERSEY 07662-5291 (TELEPHONE NUMBER 201-791-7600).


			       THE COMPANY

	  Sealed Air Corporation and its subsidiaries are engaged primarily in the manufacture and sale of protective and specialty packaging materials and systems.

		 Sealed Air, originally formed in 1960, was incorporated in Delaware in 1969.  Sealed Air's principal executive offices are located at Park 80
East, Saddle Brook, New Jersey 07662-5291 (Telephone:  201-791-7600).

			   SELLING STOCKHOLDERS

	  The shares subject to this offering (the "Shares"), listed below, may be offered hereunder from time to time by the Selling Stockholders named below from the date of this Prospectus so long as the Registration Statement of which this Prospectus forms a part remains effective. Sealed Air has agreed with the Selling Stockholders to use its commercially reasonable efforts to keep the Registration Statement of which this Prospectus forms a part effective until May 9, 1997.

Names of Selling             Number of Shares         Number of Shares
Stockholders                 Held Prior to            Subject to
			     This Offering            This Offering

Delamare Sovra, S.A.         38,948 shares            38,948 shares

Etablissements Pierre         6,730 shares             6,730 shares
Delamare et
Compagnie, S.A.

	  The Selling Stockholders acquired the Shares pursuant to a Stock Purchase Agreement dated February 25, 1994 (the "Stock Purchase Agreement") among Sealed Air, Instapak France S.A., a French societe anonyme that is a wholly-owned subsidiary of Sealed Air ("Instapak"), Delamare Sovra S.A., and Etablissements Pierre Delamare et Compagnie S.A. ("Etablissements Delamare"), each of the latter two companies being a French societe anonyme (the latter two companies being collectively referred to herein as the "Selling Stockholders"), and Mr. Pierre Delamare, a French citizen ("Mr. Delamare"). Pursuant to the Stock Purchase Agreement, on May 9, 1994, Instapak acquired all of the outstanding capital stock of Delsopak S.A., a French societe anonyme formed by the Selling Stockholders to conduct the packaging business carried on prior to such acquisition by the Selling Stockholders ("Delsopak"). The Stock Purchase Agreement provides for Instapak to pay the purchase price for the outstanding capital stock of Delsopak in two installments of FF7,500,000, the first of which was paid on May 9, 1994 by the issuance of the Shares and the second of which is required to be paid on May 9, 1996 either in cash or, at Instapak's option, in shares of Sealed Air's Common Stock valued at the time such shares are issued.

	  In connection with the transactions contemplated by the Stock Purchase Agreement, Delsopak entered into a Patent License Agreement dated May
9. 1994 (the "License Agreement") with Establissements Delamare and Mr. Delamare pursuant to which Delsopak licensed certain patents used in its business from Establissements Delamare in return for a license fee of FF10,000,000, of which 50% was paid in cash on May 9, 1994 and 50% is due on May 9, 1996. Delsopak has the option of paying the second such installment either in cash or in shares of Sealed Air's Common Stock valued at the time such shares are issued. Sealed Air has agreed with the Selling Stockholders that, if additional shares of Sealed Air's Common Stock are issued or otherwise delivered in payment of the amounts due under the Stock Purchase Agreement or the License Agreement on May 9, 1996, it will file a registration statement with respect to the shares so issued or delivered so as to permit their resale by the Selling Stockholders on substantially the same terms and conditions as this Registration
Statement.

	   Based on information furnished to Sealed Air by the Selling Stockholders, the only shares of Common Stock of Sealed Air owned by the Selling Stockholders are the shares which they acquired in the transactions contemplated by the Stock Purchase Agreement. The Stock Purchase Agreement contains mutual indemnification provisions covering this registration and offering.

			PLAN OF DISTRIBUTION

	  Pursuant to the Stock Purchase Agreement, the Selling Stockholders have deposited the Shares covered by the Registration Statement with French American Banking Corporation. If, within 30 days after Sealed Air has given notice of the effectiveness of the Registration Statement to the Selling Stockholders, the Selling Stockholders cause such bank to sell any of the Shares covered by the Registration Statement, then (a) if the net proceeds of the sale of such shares divided by the number of shares sold within such 30-day period exceeds $29.10 per share, the Selling Stockholders shall cause such bank to pay such excess amount to Instapak and (b) if the net proceeds of the sale of such shares divided by the number of shares sold within such 30-day period is less than $29.10 per share, Sealed Air will cause Instapak to pay the amount of such shortfall to the Selling Stockholders. Proceeds of the sale that are paid to Instapak, if any, will be added to working capital. The Selling Stockholders shall be responsible for payment of all commissions with respect to the sale of such shares within such 30-day period.

	  If the Selling Stockholders do not sell all of the Shares within the 30-day period specified in the preceding paragraph, then the rights and obligations with respect to the $29.10 per share sale price set forth in the preceding paragraph shall cease with respect to the unsold Shares. In that event, Sealed Air has been advised that such unsold Shares may be sold from time to time by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest.

	  Such sales may be made in one or more transactions on the New York Stock Exchange, including ordinary brokers' transactions through French American Banking Corporation or any broker selected by the Selling Stockholders, block transactions, privately negotiated transactions effected on that Exchange, or through sales to one or more brokers or dealers for resale of such Shares as principals on or off such Exchange, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Sealed Air has also been advised that usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales, where appropriate, and that no agreements, arrangements or understandings have been entered into with brokers or dealers pertaining to the distribution of such Shares other than as described in the preceding paragraph.

	  The Selling Stockholders and any brokers or dealers that participate with the Selling Stockholders in effecting transactions in the Shares may be deemed, without so admitting, to be underwriters. Any profits received by the Selling Stockholders and any discounts, fees or commissions received by such brokers or dealers might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

			   LEGAL OPINION

	  The validity of the shares of Common Stock offered hereby has been passed upon for Sealed Air by Robert M. Grace, Jr., Esq., General Counsel and Secretary of Sealed Air. As of the date of this Prospectus, Mr. Grace was employed by Sealed Air and owned was the beneficial owner of approximately 45,904 shares of Sealed Air Common Stock, certain of which are subject to a right of forfeiture in favor of Sealed Air.

				EXPERTS

	  The consolidated financial statements and financial statement schedules of Sealed Air and its subsidiaries as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 incorporated by reference in this Prospectus and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, and upon the authority of such firm as experts in auditing and accounting. The report of KPMG Peat Marwick covering the December 31, 1993 consolidated financial statements refers to a change in Sealed Air's method of accounting for income taxes.

			       PART II

	     INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

	  The fees and expenses to be paid by the Registrant in connection with the distribution of the securities being registered hereby are estimated as follows:

	     Registration Fee.................................$   454.81
	     Accounting Fees and Expenses...................... 7,500.00
	     Miscellaneous......................................1,000.00

	     Total........................................... $ 8,954.81

Item 15.  Indemnification of Directors and Officers.

	  Section 145 of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that: (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person's conduct was unlawful; (2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and (3) a director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.

	  Under Article THIRTEENTH of the Registrant's Certificate of Incorporation and Article VIII of the Registrant's By-Laws, indemnification of directors and officers is provided for to the fullest extent permitted under the General Corporation Law. Article EIGHTEENTH of the Registrant's Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except to the extent such exemption from liability is not permitted under the General Corporation Law. The General Corporation Law, the Registrant's Certificate of Incorporation and the By-Laws of the Registrant permit the purchase by the Registrant of insurance for indemnification of directors and officers.
The Registrant currently maintains directors and officers liability insurance.

	  The foregoing summary of Section 145 of the General Corporation Law, Articles THIRTEENTH and EIGHTEENTH of the Certificate of Incorporation of the Registrant and Article VIII of the By-Laws of the Registrant is qualified in its entirety by reference to the relevant provisions of Section 145, the relevant provisions of the Registrant's Certificate of Incorporation, which are incorporated herein by reference to Exhibit (2)(B) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992, File No. 1-7834, and the relevant provisions of the Registrant's By-Laws, which are incorporated herein by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-7834.

	  The Registrant and the Selling Stockholders named in the Prospectus have agreed to indemnify each other, as well as in the case of the Selling Stockholders any person who controls the Registrant, against certain liabilities under the Securities Act of 1933, as amended, as set forth in
Section 9(d) of the Stock Purchase Agreement constituting Exhibit 2.1 to this Registration Statement.

Item 16.  Exhibits.

Exhibit Number                Description

2.1 Stock Purchase Agreement dated as of February 25, 1994 between the Registrant, Instapak France, Delamare Sovra and Etablissements Pierre Delamare et Compagnie, and Amendment to such Stock Purchase Agreement dated as of May 9, 1994.

2.2 Patent License Agreement dated as of May 9, 1994 between Etablissements Pierre Delamare et Compagnie, Delsopak, and Mr. Pierre Delamare.

4.1 Unofficial Composite Certificate of Incorporation of the Registrant as currently in effect. (Exhibit (2)(B) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1992, File No. 1-7834, is incorporated herein
		      by reference.)

4.2 By-Laws of the Registrant as currently in effect. (Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-7834, is incorporated herein by reference.)

5 Opinion of Robert M. Grace, Jr., General Counsel and Secretary, Sealed Air Corporation, as to the legality of the securities registered.

23.1           Consent of KPMG Peat Marwick.

23.2 Consent of Robert M. Grace, Jr., General Counsel and Secretary, Sealed Air Corporation (Contained in opinion filed as Exhibit
	       5).

24 Powers of Attorney (Contained in signature pages of this Registration Statement).

Item 17.  Undertakings.

	  The undersigned Registrant hereby undertakes:

	  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

	  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

	       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

	       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

	  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

				  SIGNATURES

	  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Saddle Brook and the State of New Jersey, on the 17th day of June, 1994.

					    SEALED AIR CORPORATION

					    By  T. J. DERMOT DUNPHY
						T. J. Dermot Dunphy
						President


	  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose individual signature appears below hereby authorizes T. J. Dermot Dunphy, William V. Hickey and Robert M. Grace, Jr., and each of them, as attorneys-in-fact, with full power of substitution, to execute, in the name and on behalf of each such person and in each capacity stated below, and to file any amendment to this Registration Statement, including any and all post-effective amendments.


Signature                  Title                            Date



T. J. DERMOT DUNPHY        President and Director           June 17, 1994
T.J. Dermot Dunphy         (Principal Executive Officer)


WILLIAM V. HICKEY          Senior Vice President-           June 17, 1994
William V. Hickey          Finance (Principal Financial
			   and Accounting Officer)

			   Director


LAWRENCE R. CODEY          Director                          June 17, 1994
Lawrence R. Codey


CHARLES F. FARRELL, JR.    Director                          June 17, 1994
Charles F. Farrell, Jr.


DAVID FREEMAN              Director                          June 17, 1994
David Freeman


SHIRLEY A. JACKSON         Director                          June 17, 1994
Shirley A. Jackson


ALAN H. MILLER             Director                          June 17, 1994
Alan H. Miller


R. L. SAN SOUCIE           Director                          June 17, 1994
R.L. San Soucie